EXHIBIT 3.1

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

OF

INTERCONTINENTAL EXCHANGE, INC.

Intercontinental Exchange, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

1.       The name of the Corporation is Intercontinental Exchange, Inc. (the “Corporation”).

2.       The Corporation’s registered office in the State of Delaware shall be changed to 3411 Silverside Road, Tatnall Building No. 104, County of New Castle, Wilmington, Delaware 19810. The Corporation’s registered agent at such address upon whom process may be served shall be changed to United Agent Group Inc.

3.       This Certificate of Change of Registered Agent and/or Registered Office of the Corporation is filed by authority of the Board of Directors of the Corporation pursuant to Section 133 of the General Corporation Law of the State of Delaware.

4.       This Certificate of Change of Registered Agent and/or Registered Office of the Corporation shall become effective at 3:01 p.m., Eastern Time, on October 30, 2019.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Change of Registered Agent and/or Registered Office of the Corporation on this 30th day of October, 2019.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Octavia N. Spencer
Name:	Octavia N. Spencer
Title:	Corporate Secretary